As filed with the Securities and Exchange Commission on July 30, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1570294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(650) 384-8500

(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Daniel K. Spiegelman Senior Vice President and Chief Financial Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	Copy to: Alan C. Mendelson, Esq. LATHAM & WATKINS LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒             Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (1) (4)	500,000	$9.35	$4,675,000	$183.73
TOTAL (1) (2) (4)	500,000	$9.35	$4,675,000	$183.73

(1)	The CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”) authorizes the issuance of a maximum of 2,673,889 shares, of which 500,000 shares are being registered hereunder.

(2)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share, which become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high ($9.45) and low ($9.25) prices of the Registrant’s common stock as reported on the Nasdaq Global Market on July 25, 2008.

(4)	Each share of common stock being registered hereunder, if issued prior to the termination by the Registrant of its Amended and Restated Rights Agreement, will include a preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the “First ESPP Registration Statement”), CV Therapeutics, Inc. (the “Registrant”) registered 150,000 shares of common stock issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”). By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2000, Registration Statement No. 333-43560 (the “Second ESPP Registration Statement”), the Registrant registered 75,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on June 29, 2001, Registration Statement No. 333-64230 (the “Third ESPP Registration Statement”), the Registrant registered 98,889 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Fourth ESPP Registration Statement”), the Registrant registered 100,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 30, 2003, Registration Statement No. 333-109333 (the “Fifth ESPP Registration Statement”), the Registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on December 16, 2004, Registration Statement No. 333-121328 (the “Sixth ESPP Registration Statement”), the Registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 12, 2005, Registration Statement No. 333-128264 (the “Seventh ESPP Registration Statement”), the Registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 7, 2006, Registration Statement No. 333-136373 (the “Eighth ESPP Registration Statement”), the Registrant registered 500,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 1, 2007, Registration Statement No. 333-145025 (the “Ninth ESPP Registration Statement”), the Registrant registered 500,000 shares of common stock issuable under the ESPP. The Registrant is hereby registering 500,000 shares of common stock issuable under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the First ESPP Registration Statement, Second ESPP Registration Statement, Third ESPP Registration Statement, Fourth ESPP Registration Statement, Fifth ESPP Registration Statement, Sixth ESPP Registration Statement, Seventh ESPP Registration Statement, Eighth ESPP Registration Statement and Ninth ESPP Registration Statement are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which were filed with the Commission, are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 28, 2008, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 8, 2008, including all material incorporated by reference therein;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2008, February 7, 2008, March 11, 2008, March 14, 2008, April 2, 2008, April 11, 2008, April 16, 2008, April 25, 2008, April 28, 2008, May 21, 2008, May 30, 2008, June 24, 2008, July 11, 2008 and July 28, 2008; and

(d)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-21643) filed with the Commission on October 30, 1996 and Form 8-A (File No. 000-21643) filed with the Commission on May 11, 2004 under Section 12(g) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (“Delaware Law”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the Delaware Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

As permitted by Delaware Law, the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages. In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal or civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor to the Registrant.

The Registrant’s Restated Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by Delaware Law; provided however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under Delaware Law or (iv) such indemnification is required to be made under Section 43(d) of the Restated Bylaws.

The Registrant has entered into indemnification agreements with substantially all of its executive officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 8.	Exhibits

See the Exhibit Index on Page 7.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 30th day of July, 2008.

CV THERAPEUTICS, INC.

By:	/S/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer
(Principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE, M.D., PH.D. and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ LOUIS G. LANGE Louis G. Lange, M.D., Ph.D.	Chairman of the Board, Chief Executive Officer and Chief Science Officer (Principal executive officer)	July 30, 2008

/S/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	July 30, 2008

/S/ SANTO J. COSTA Santo J. Costa	Director	July 30, 2008

/S/ JOSEPH M. DAVIE Joseph M. Davie, M.D., Ph.D.	Director	July 30, 2008

/S/ THOMAS L. GUTSHALL Thomas L. Gutshall	Director	July 30, 2008

/S/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	July 30, 2008

/S/ THOMAS E. SHENK Thomas E. Shenk, Ph.D.	Director	July 30, 2008

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-136373, and incorporated herein by reference).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock dated September 27, 2006 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed by the Registrant October 2, 2006, and incorporated herein by reference).

4.3	Restated Bylaws of the Registrant (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed by the Registrant February 7, 2008, and incorporated herein by reference).

4.4	Employee Stock Purchase Plan, as amended (Filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 28, 2008, and incorporated herein by reference).

4.5	First Amended and Restated Rights Agreement dated July 19, 2000 between the Registrant and Wells Fargo Bank Minnesota, N.A. (Filed as Exhibit 10.77 to the Registrant’s Quarterly Report on Form 10-Q for the Second Quarter 2000, and incorporated herein by reference).

4.6	Form of Rights Certificate dated July 19, 2000 between the Registrant and Wells Fargo Bank Minnesota, N.A. (Filed as Exhibit 10.79 to the Registrant’s Quarterly Report on Form 10-Q for the Second Quarter 2000, and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).